Exhibit 99.1

Anika Therapeutics Reports Third-Quarter Financial Results

Achieves Revenue of $14.8 Million, Earnings per Share of $0.11 and Cash Generated from Operations of $2.2 Million for the Quarter

Reports on FDA Progress with Monovisc

BEDFORD, Mass.--(BUSINESS WIRE)--October 30, 2012--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended September 30, 2012.

Revenue

For the third quarter of 2012, Anika’s total revenue was $14.8 million. This total represents a 20% decrease compared with the same period last year and reflects the impact of a temporary scale-up issue at our Bedford manufacturing facility that prevented the company from filling all of its orders for Orthovisc® during the quarter. The revenue shortfall impacted gross margin, operating, and net income. The issue has been resolved, and Anika expects to fill all of its orders in the current fourth quarter. In addition, the economic softness in Europe and the negative effect of foreign exchange affected revenue for the quarter.

For the nine-month period ended September 30, 2012, total revenue increased 5% to $48.8 million from the same period last year.

Product Gross Margin

Product gross margin for the third quarter of 2012 declined to 48.6%, from 58.4% in the third quarter last year, reflecting lower production volume.

For the nine-month period ended September 30, 2012, product gross margin was 53.3%, compared to 55.6% in the first nine months of 2011.

Operating and Net Income

Operating income for the third quarter of 2012 was $2.7 million, as compared to $4.8 million in the same period in 2011. Net income declined to $1.6 million, or $0.11 per diluted share, from $3.0 million, or $0.22 per diluted share, in the third quarter a year earlier due to the lower revenue and margins. The company’s effective tax rate for the third quarter of 2012 was 38.6%, compared with 37.6% for the third quarter of 2011. The higher tax rate was due to Anika SRL.

For the nine-month period ended September 30, 2012, net income increased to $7.3 million, or $0.51 per diluted share, from $5.6 million, or $0.41 per diluted share, in the first nine months of 2011.

Operating Expenses

Research and development expenses for the third quarter of 2012 decreased to $1.2 million, from $1.5 million in the third quarter last year due to the timing of development activities. Selling, general and administrative (“SG&A”) expenses in the third quarter of 2012 decreased to $3.6 million, from $4.7 million in the third quarter of 2011. The decrease was primarily due to placing in service the remainder of the company’s Bedford manufacturing facility. Prior to the first quarter of 2012, the previously unoccupied space was expensed to SG&A.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at September 30, 2012 were $39.9 million, compared with $35.8 million at December 31, 2011. The increase was primarily the result of higher net income this year.

Management Commentary

“While the temporary supply constraint caused our financial results to fall short of our expectations, the fundamentals of our business remained very strong and we accomplished a great deal during the quarter,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “We have resolved the issues from the ramp up of our manufacturing in Bedford and are now prepared for increased production of our products. This is particularly timely now, because demand for Orthovisc continues to grow, and we expect to fulfill all of the delayed order requests in the fourth quarter.”

“We also made progress on our PMA application for Monovisc, our single-injection osteoarthritis product, during the third quarter,” said Sherwood. “We responded to the FDA on a subsequent set of questions they had requested for purposes of clarification, and currently expect a decision on our PMA application for Monovisc in the next two months.

“Looking ahead, we expect to report record fourth-quarter revenue, driven by increased demand for Orthovisc and the fulfillment of the delayed shipments. We also expect improved profitability in the quarter. Looking farther ahead, we are enthusiastic about the growth opportunities for our current products and the prospects for our product pipeline,” concluded Sherwood.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Wednesday, October 31, 2012 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 866-730-5767 (international callers dial 857-350-1591) and use the passcode 37817443. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to:(i) higher-rate manufacturing abilities, (ii) the delivery of delayed Orthovisc orders, (iii)the marketability of gel-based products, (iv) the timing of an expected decision by the FDA on Monovisc, (v) expectations for fourth-quarter revenue and profitability, (vi) and the prospects for Anika’s current products and product pipeline. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to successfully resolve its appeal hearing regarding the FDA’s non-approvable letter for Monovisc, and the timing and results of such review; (viii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (ix) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (x) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product revenue	$14,055,440	$17,756,000	$46,551,045	$44,230,840
Licensing, milestone and contract revenue	711,171	699,817	2,200,995	2,103,508
Total revenue	14,766,611	18,455,817	48,752,040	46,334,348

Operating expenses:
Cost of product revenue	7,221,028	7,394,922	21,718,735	19,655,288
Research & development	1,217,086	1,531,355	4,048,359	4,638,175
Selling, general & administrative	3,601,737	4,712,178	11,061,256	12,989,268
Total operating expenses	12,039,851	13,638,455	36,828,350	37,282,731
Income from operations	2,726,760	4,817,362	11,923,690	9,051,617
Interest income (expense), net	(45,161)	(46,269)	(145,493)	(132,471)
Income before income taxes	2,681,599	4,771,093	11,778,197	8,919,146
Provision for income taxes	1,036,349	1,794,575	4,483,960	3,335,576
Net income	$1,645,250	$2,976,518	$7,294,237	$5,583,570

Basic net income per share:
Net income	$0.12	$0.23	$0.55	$0.44
Basic weighted average common shares outstanding	13,287,463	12,817,910	13,237,629	12,744,471
Diluted net income per share:
Net income	$0.11	$0.22	$0.51	$0.41
Diluted weighted average common shares outstanding	14,459,154	13,765,533	14,357,791	13,729,835

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$39,855,856	$35,777,222
Accounts receivable, net of reserves of $464,442 and $334,473 at September 30, 2012 and December 31, 2011, respectively	16,343,600	17,307,786
Inventories	8,932,492	7,302,483
Current portion deferred income taxes	1,918,926	1,918,926
Prepaid expenses and other	1,351,403	1,831,127
Total current assets	68,402,277	64,137,544
Property and equipment, at cost	52,141,685	50,850,630
Less: accumulated depreciation	(16,204,216)	(14,380,752)
	35,937,469	36,469,878
Long-term deposits and other	249,381	205,042
Intangible assets, net	21,464,089	23,148,563
Goodwill	8,818,920	8,883,407
Total Assets	$134,872,136	$132,844,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,907,564	$4,299,680
Accrued expenses	4,389,002	5,321,594
Deferred revenue	2,866,667	2,866,667
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	1,391,694	450,482
Total current liabilities	12,154,927	14,538,423
Other long-term liabilities	1,539,198	1,548,652
Long-term deferred revenue	2,869,440	5,019,440
Deferred tax liability	6,435,148	7,375,141
Long-term debt	8,400,000	9,600,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,804,975 and 13,630,607 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	138,049	136,305
Additional paid-in-capital	65,142,128	63,441,433
Accumulated currency translation adjustment	(3,353,212)	(3,067,181)
Retained earnings	41,546,458	34,252,221
Total stockholders’ equity	103,473,423	94,762,778
Total Liabilities and Stockholders’ Equity	$134,872,136	$132,844,434

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin

	Three Months Ended September 30,
	2012	2011	%
Orthobiologics	$ 9,242,783	$ 10,377,222	-11%
Dermal	376,251	947,122	-60%
Ophthalmic	1,891,433	4,562,574	-59%
Surgical	1,426,273	1,068,522	33%
Veterinary	1,118,700	800,560	40%
Total Product Revenue	$ 14,055,440	$ 17,756,000	-21%

Product gross profit	$ 6,834,412	$ 10,361,078
Product gross margin	48.6%	58.4%

	Nine Months Ended September 30,
	2012	2011	%
Orthobiologics	$ 30,262,991	$ 28,177,115	7%
Dermal	1,033,302	2,335,881	-56%
Ophthalmic	8,515,160	8,045,203	6%
Surgical	3,874,405	3,748,277	3%
Veterinary	2,865,187	1,924,364	49%
Total Product Revenue	$ 46,551,045	$ 44,230,840	5%

Product gross profit	$ 24,832,310	$ 24,575,552
Product gross margin	53.3%	55.6%

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Geographic Region

	Three Months Ended September 30,
	2012	2011	%
Geographic Location:
United States	$ 11,911,946	$ 13,233,998	-10%
Europe	1,069,661	2,512,690	-57%
Other	1,073,833	2,009,312	-47%
Total	$ 14,055,440	$ 17,756,000	-21%

	Nine Months Ended September 30,
	2012	2011	%
Geographic Location:
United States	$ 38,317,667	$ 33,170,393	16%
Europe	3,937,427	6,887,323	-43%
Other	4,295,951	4,173,124	3%
Total	$ 46,551,045	$ 44,230,840	5%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO
Kevin W. Quinlan, CFO
781-457-9000